UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) October 5, 2006

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Material Definitive Agreement

Marina Williams

On October 5, 2006, Marina Williams, executive vice president of Central European Media Enterprises Ltd. (the “Company”), entered into an amended and restated employment agreement with our wholly-owned subsidiary CME Development Corporation. Pursuant to this agreement, the term of Ms. Williams’ employment as executive vice president is extended from November 21, 2007 to March 31, 2010. During the term of this extension, and effective April 1, 2006 she is entitled to receive a base salary of £225,000 per annum with a five percent increase per annum on April 1 of each year.

In connection with the extension of Ms. Williams’ employment agreement, on April 27, 2006 our compensation committee approved a grant to Ms. Williams of options to purchase 50,000 shares of our Class A Common Stock, consisting of four annual grants of options to purchase 12,500 shares of Class A Common Stock. The initial grant of an option to purchase 12,500 shares of our Class A Common Stock was made on May 1, 2006, as previously reported; the remaining three grants of options to purchase 12,500 shares of Class A Common Stock will occur on April 1 of 2007, 2008 and 2009. The exercise price of the May 1 grant was $64.81 per share, which represents the closing price of a share of our Class A Common Stock on May 1, 2006. Such options become exercisable in four annual installments, with 25% vesting on May 1, 2007, 25% on May 1, 2008, 25% on May 1, 2009 and 25% on May 1, 2010.

During her employment term, Ms. Williams has the opportunity to earn an annual cash bonus based on a target amount equal to 33% and a maximum amount of 66% of her gross annual base salary, based on the performance of the Company on a combined EBITDA basis in related to budgeted goals and also on personal performance goals. Further, Ms. Williams will be entitled to an additional bonus of 50% of her gross annual base salary in the event the EBITDA results of our Ukrainian operations are equal to the EBITDA target established by our board of directors in the annual budget for such fiscal year, plus an additional 10% of gross annual base salary for each 5% increment by which such EBITDA results exceed the corresponding EBITDA target for such year. Additional bonuses may be awarded based on changes in the scope of Ms. Williams’ responsibilities.

Ms. Williams’ employment agreement also contains non-competition provisions applicable for a six-month period following termination of her employment and a prohibition on use of confidential information of the Company during the term of the employment agreement and thereafter.

The Company’s wholly-owned subsidiary may terminate the employment agreement at any time prior to the expiration of the term. Upon early termination of Ms. Williams by us, Ms. Williams is entitled to the outstanding balance of her base salary from the date of termination until March 31, 2010 and any unpaid bonus that has been awarded. Ms. Williams may voluntarily terminate the employment agreement at any time on six months’ notice. Any options that have become vested and exercisable as of such termination date may be exercised for a period of 90 days following the date of her termination. In the event Ms. Williams’ employment is terminated due to her death, disability or retirement at or after age 65, her stock options will automatically become vested and exercisable for a period of one year following such termination.

Wallace Macmillan

On October 6, 2006, Wallace Macmillan, chief financial officer of Central European Media Enterprises Ltd. (the “Company”), entered into an amended and restated employment agreement with our wholly-owned subsidiary CME Development Corporation. The amendment is effective April 1, 2006 and Mr. Macmillan is entitled to receive a base salary of £250,000 per annum. Mr. Macmillan’s employment agreement is for an indefinite term.

In connection with the amendment of Mr. Macmillan’s employment agreement, Mr. Macmillan is to be granted options to purchase 50,000 shares of our Class A Common Stock, consisting of four annual grants of options to purchase 12,500 shares of Class A Common Stock. Our compensation committee will establish the date of grant for such options. The exercise price for such options will represent the closing price of a share of our Class A Common Stock on the date of such grant. The options will vest in four equal instalments.

During his employment term, Mr. Macmillan has the opportunity to earn an annual cash bonus based on a target amount 50% and a maximum amount of 100% of his gross annual base salary, based on the performance of the Company on a combined EBITDA basis in related to budgeted goals and also on personal performance goals.

Mr. Macmillan’s employment agreement also contains non-competition provisions applicable for a one-year period following termination of his employment and a prohibition on use of confidential information of the Company during the term of the employment agreement and thereafter.

The Company’s wholly-owned subsidiary may terminate the employment agreement with twelve months notice or at any time if the Company’s subsidiary makes payment in lieu of notice. Mr. Macmillan may voluntarily terminate the employment agreement at any time for good reason or on 90 days’ notice for any reason. Upon termination for good reason, Mr. Macmillan is entitled to a lump sum payment including one year of his base salary. Any options that have become vested and exercisable as of such termination date may be exercised for a period of 90 days following the date of his termination. In the event Mr. Macmillan’s employment is terminated due to his death, disability or retirement at or after age 65, his stock options will automatically become vested and exercisable for a period of one year following such termination.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: October 10, 2006	/s/ Wallace Macmillan
Wallace Macmillan
Vice President - Finance
(Principal Financial Officer and Duly Authorized Officer)